News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS SECOND QUARTER 2026 RESULTS

Tampa, FL — July 20, 2026. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the second quarter ended June 30, 2026.

Highlights

Second Quarter
•Diluted earnings per share of $2.23 versus $1.56 in 2025
•Adjusted diluted earnings per share increased 16% to $2.49 compared to $2.15 in 2025
•Global beverage can volumes increased 5%
•Share repurchases of $305 million during the quarter. Total share repurchases almost 7% of outstanding Company shares over previous twelve months
•Net leverage ratio of 2.5x adjusted EBITDA

2026 Outlook
•Full year guidance range for adjusted diluted earnings per share increased to $8.30 to $8.50 with adjusted free cash flow of at least $900 million

Commenting on the quarter, Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated, “The Company continued its strong 2026 performance with excellent second quarter results. Global beverage can volume growth of 5% in the quarter was driven by double-digit gains in Asia and increases of 7% and 5% in Europe and North America, respectively, which more than offset softer demand in Latin America. Second quarter segment income results also reflect robust results across the Company’s beverage can equipment and North American Tinplate businesses. The Transit business performed well despite a continuing tepid global industrial production environment.

“The Company is on pace for another exceptional year in 2026. Notably, we expect that global beverage can demand will continue to thrive, as customers and consumers alike continue to increasingly prefer aluminum cans as the most sustainable and responsible beverage packaging option. Cans are the ideal package for brands in both the alcoholic and non-alcoholic segments and continue to be the choice for new beverage product introductions around the world. To meet this expanded demand, the Company is advancing as planned with previously announced capacity expansion projects in Brazil, Greece and Spain as well as the construction of a state-of-the-art facility in Northern India, marking Crown’s entry into one of the world’s fastest growing beverage markets.

“The Company has repurchased more than $500 million in stock during the first six months of the year, reflecting both our confidence in the long-term outlook for the Company and the continued strength of free cash flow generation. We remain committed to a disciplined and opportunistic approach to share repurchases while balancing investment opportunities and maintaining financial flexibility through a strong balance sheet. The net leverage ratio was 2.5x at the end of the second quarter of 2026.”

Net sales in the second quarter were $3,668 million compared to $3,149 million in the second quarter of 2025 reflecting higher global beverage can shipments, the pass-through of $395 million in higher material costs and favorable foreign currency translation of $32 million.

Income from operations was $464 million in the second quarter of 2026 compared to $391 million in the second quarter of 2025. Segment income in the second quarter of 2026 was $501 million compared to $476 million in the prior year second quarter driven by 5% higher global beverage can shipments and strong results across the beverage can equipment and North American tinplate businesses offset by inflationary cost increases.

Net income attributable to Crown Holdings in the second quarter of 2026 was $245 million compared to $181 million in the second quarter of 2025. Reported diluted earnings per share were $2.23 in the second quarter of 2026 compared to $1.56 in 2025 and adjusted diluted earnings per share were $2.49 compared to $2.15 in 2025.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
Six Month Results
Net sales for the first six months of 2026 were $6,927 million compared to $6,036 million in the first six months of 2025, reflecting the pass-through of $629 million in higher material costs, favorable foreign currency translation of $106 million and higher global beverage can shipments.

Income from operations was $829 million in the first half of 2026 compared to $756 million in the first half of 2025. Segment income in the first half of 2026 was $906 million compared to $874 million in the prior year period driven by 5% higher global beverage can shipments partially offset by inflationary cost pressures.

Net income attributable to Crown Holdings in the first six months of 2026 was $420 million compared to $374 million in the first six months of 2025. Reported diluted earnings per share were $3.78 compared to $3.21 in 2025. Adjusted diluted earnings per share were $4.34 compared to $3.81 in 2025.

Outlook
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, commented “The global beverage can market remains healthy, our manufacturing network continues to perform at a high level and our balance sheet remains strong. As a result, the Company is raising 2026 adjusted diluted earnings per share guidance from a range of $7.90 to $8.30 to a range of $8.30 to $8.50 and expects third quarter adjusted diluted earnings per share in the range of $2.20 to $2.30.”

The Company expects to generate adjusted free cash flow of at least $900 million in 2026 after capital spending of approximately $550 million.

Non-GAAP Measures
Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, segment income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within this release. Reconciliations of estimated adjusted diluted earnings per share, adjusted free cash flow, the adjusted effective tax rates and adjusted net leverage ratio for the third quarter and full year of 2026 to estimated diluted earnings per share, operating cash flow, the effective tax rate and income from operations on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share, the adjusted effective tax rates and adjusted net leverage ratio, and could have a significant impact on earnings per share, the effective tax rate and income from operations on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters.

Conference Call
The Company will hold a conference call tomorrow, July 21, 2026, at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 28, 2026. The telephone numbers for the replay are 203-369-0896 or toll free 866-427-6407.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including expected levels of capital expenditures, free cash flow and earnings; the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain, including any impact of the ongoing Middle East conflict; the Company’s ability to complete the projects in Brazil, Greece, Spain and Northern India; the future impact of currency translation; the continuation of performance and market trends in 2026, including consumer preference for beverage cans and global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy and transportation prices and the Company’s ability to recover raw material and other inflationary costs, including tariffs and retaliatory trade measures; future demand for food cans; the Company’s ability to deliver continuous operational improvement and future demand in the Transit Packaging segment that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2025 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Tampa, Florida.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$3,668	$3,149	$6,927	$6,036

Cost of products sold	2,920	2,436	5,535	4,698
Depreciation and amortization	116	114	234	224
Selling and administrative expense	166	161	325	313
Restructuring and other	2	47	4	45
Income from operations (1)	464	391	829	756
Loss on debt extinguishment		1	3	1
Other pension and postretirement	5	(1)	10	4
Foreign exchange	3	9		11
Earnings before interest and taxes	456	382	816	740
Interest expense	105	103	202	202
Interest income	(14)	(14)	(26)	(27)
Income from operations before income taxes	365	293	640	565
Provision for income taxes	89	78	159	124
Equity earnings		1	1	2
Net income	276	216	482	443
Net income attributable to noncontrolling interests	31	35	62	69
Net income attributable to Crown Holdings	$245	$181	$420	$374

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$2.24	$1.57	$3.80	$3.22
Diluted	$2.23	$1.56	$3.78	$3.21

Weighted average common shares outstanding:
Basic	109,358,347	115,329,354	110,663,255	115,997,384
Diluted	109,798,634	115,841,544	111,154,898	116,462,524
Actual common shares outstanding at quarter end	108,766,371	116,393,989	108,766,371	116,393,989

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income

The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Income from operations	$464	$391	$829	$756
Intangibles amortization	35	38	73	73
Restructuring and other	2	47	4	45
Segment income	$501	$476	$906	$874

Segment Information

Net Sales	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Americas Beverage	$1,699	$1,405	$3,229	$2,725
European Beverage	735	635	1,323	1,147
Asia Pacific	331	256	634	535
Transit Packaging	537	526	1,033	1,008
Other (1)	366	327	708	621
Total net sales	$3,668	$3,149	$6,927	$6,036

Segment Income

Americas Beverage	$265	$268	$475	$504
European Beverage	107	97	193	164
Asia Pacific	53	50	105	97
Transit Packaging	68	72	121	132
Other (1)	52	35	99	64
Corporate and other unallocated items	(44)	(46)	(87)	(87)
Total segment income	$501	$476	$906	$874

(1) Includes the Company’s North America tinplate businesses: food can, aerosol can and closures, and beverage tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended June 30,				Six Months Ended June 30,
	2026		2025		2026		2025
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$245	$2.23	$181	$1.56	$420	$3.78	$374	$3.21
Intangibles amortization (1)	35	0.32	38	0.33	73	0.66	73	0.62
Restructuring and other (2)	2	0.02	47	0.40	4	0.04	45	0.39
Loss on debt extinguishment			1	0.01	3	0.02	1	0.01
Other pension and postretirement (3)			(5)	(0.04)			(5)	(0.04)
Income taxes (4)	(9)	(0.08)	(13)	(0.11)	(17)	(0.15)	(44)	(0.38)
Noncontrolling interests (5)					(1)	(0.01)
Adjusted net income/diluted earnings per share	$273	$2.49	$249	$2.15	$482	$4.34	$444	$3.81

Effective tax rate as reported	24.4%		26.6%		24.8%		21.9%

Adjusted effective tax rate	24.4%		24.3%		24.4%		24.7%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the second quarter and first six months of 2026, the Company recorded charges of $35 million ($27 million net of tax) and $73 million ($56 million net of tax) for intangibles amortization arising from prior acquisitions. In the second quarter and first six months of 2025, the Company recorded charges of $38 million ($29 million net of tax) and $73 million ($56 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the second quarter and first six months of 2026, the Company recorded net restructuring and other charges of $2 million ($1 million net of tax) and $4 million ($5 million net of tax). In the second quarter and first six months of 2025, the Company recorded net restructuring and other charges of $47 million ($42 million net of tax) and $45 million ($40 million net of tax) primarily related to asset impairment charges in Asia Pacific, severance costs in the Transit Packaging segment and a reserve for a legal dispute.

(3)In the second quarter of 2025, the Company recorded a pension settlement gain of $5 million ($4 million net of tax), related to repayment of the contribution the Company made in 2021 to settle the U.K. defined pension plan.

(4)The Company recorded income tax benefits of $9 million and $17 million in the second quarter and first six months of 2026, primarily related to the items described above. The Company recorded income tax benefits of $13 million and $44 million in the second quarter and first six months of 2025, primarily related to an income tax benefit of $22 million from an internal reorganization in the first quarter of 2025 and the items described above.

(5)In the first six months of 2026, the Company recorded noncontrolling interest related to the items described above.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
June 30,	2026	2025
Assets
Current assets
Cash and cash equivalents	$656	$936
Receivables, net	1,999	1,864
Inventories	1,795	1,629
Prepaid expenses and other current assets	322	223
Total current assets	4,772	4,652

Goodwill and intangible assets, net	4,014	4,169
Property, plant and equipment, net	5,205	5,041
Other non-current assets	565	616
Total assets	$14,556	$14,478

Liabilities and equity
Current liabilities
Short-term debt	$44	$201
Current maturities of long-term debt	519	671
Accounts payable and accrued liabilities	3,988	3,501
Total current liabilities	4,551	4,373

Long-term debt, excluding current maturities	5,499	5,618
Other non-current liabilities	1,140	1,115

Noncontrolling interests	499	481
Crown Holdings shareholders’ equity	2,867	2,891
Total equity	3,366	3,372
Total liabilities and equity	$14,556	$14,478

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six Months Ended June 30,	2026	2025

Cash flows from operating activities
Net income	$482	$443
Depreciation and amortization	234	224
Restructuring and other	4	45
Pension and postretirement expense	19	14
Pension contributions	(10)	22
Stock-based compensation	23	26
Loss on debt extinguishment	3
Working capital changes and other	(96)	(311)

Net cash provided by operating activities	659	463

Cash flows from investing activities
Capital expenditures	(203)	(89)
Other	9	45

Net cash used for investing activities	(194)	(44)

Cash flows from financing activities
Net change in debt	168	(83)
Dividends paid to shareholders	(77)	(60)
Common stock repurchased	(517)	(209)
Dividends paid to noncontrolling interests	(41)	(62)
Other, net (1)	(95)	(13)

Net cash used for financing activities	(562)	(427)

Effect of exchange rate changes on cash and cash equivalents	(3)	30

Net change in cash and cash equivalents	(100)	22
Cash and cash equivalents at January 1	879	1,016

Cash, cash equivalents and restricted cash at June 30 (2)	$779	$1,038

(1)Primarily consists of payments for assets financed in 2025.
(2)Cash and cash equivalents include $123 million and $102 million of restricted cash at June 30, 2026 and 2025.

Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash used for operating activities to adjusted free cash flow for the three and six months ended June 30, 2026 and 2025 follows.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$713	$449	$659	$463
Interest included in investing activities (3)	4		16	13
Capital expenditures	(116)	(56)	(203)	(89)
Adjusted free cash flow	$601	$393	$472	$387

(3)Interest benefit of cross currency swaps included in investing activities.

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Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended June 30, 2026		Six Months Ended June 30, 2026
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$8	$(1)	$16	$(3)
European Beverage	16	3	52	8
Asia Pacific	4		11	1
Transit Packaging	4	1	25	5
Corporate and Other		(1)	2
	$32	$2	$106	$11

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	June YTD 2026	June YTD 2025	Full Year 2025	Twelve Months Ended June 30, 2026
Income from operations	$829	$756	$1,553	$1,626
Add:
Intangibles amortization	73	73	148	148
Restructuring and other	4	45	83	42
Segment income	906	874	1,784	1,816
Depreciation	161	151	308	318
Adjusted EBITDA	$1,067	$1,025	$2,092	$2,134

Total debt			$5,964	$6,062
Less cash			764	656
Net debt			$5,200	$5,406

Adjusted net leverage ratio			2.5x	2.5x